April 12, 2000

To: Employees with Unocal Stock in the Unocal Savings Plan and Employees with Restricted Stock

From:     Brigitte M. Dewez, Corporate Secretary

Re:       Delivery of 1999 Annual Report and 2000 Proxy Statement


Unocal's 1999 Annual Report and 2000 Proxy Statement are now available on-line for employees. Both documents are accessible in either the Outlook Public Folders or on the Unocal SeventySix home page on the intranet.

The complete documents are posted in both locations in pdf format. You will need to have Adobe Acrobat Reader installed on your computer to view these documents.
Instructions for downloading and installing Acrobat Reader are available in both locations.

OUTLOOK FOLDER:
[Folder Icon Appears Here]

SeventySix Home Page:
http://home.st.unocal.com/seventysix/99ar

A proxy card to vote your Savings Plan shares and any shares of restricted stock you own for this year's annual meeting is scheduled to arrive at your home address within the next three weeks through the U.S. Mail. If you have requested hard copies of the annual report or proxy statement (by e-mail or fax to David Whitehurst), those will be mailed to you as well.

Your vote is important. When your proxy card comes in the mail, please phone in your vote following the instructions on your proxy card, or return your marked, signed card to the independent proxy tabulator, ChaseMellon Shareholder
Services.  A postage-paid return envelope will be provided.
The proxy tabulator will keep your vote confidential.

Thank you for your attention to this important matter.